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                    May 24, 2022

       Jonathan Ricker
       President and Chief Executive Officer
       Mass Megawatts Wind Power, Inc.
       100 Boston Turnpike, Ste J9B#290
       Shrewsbury, MA 01545

                                                        Re: Mass Megawatts Wind
Power, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed April 6, 2022
                                                            File No. 000-32465

       Dear Mr. Ricker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation
       cc:                                              William Eilers